Red Mountain Resources, Inc. 8-K
Exhibit 5.1

August 23, 2013

Red Mountain Resources, Inc.
2515 McKinney Avenue, Suite 900
Dallas, Texas 75201

Re:	Red Mountain Resources, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Red Mountain Resources, Inc., a Florida corporation (the “Company”), in connection with the proposed issuance and sale to the public for cash and to certain noteholders in cancellation of up to $0.5 million of indebtedness up to 250,000 units (the “Units”), each Unit consisting of (i) one share of 10.0% Series A Cumulative Redeemable Preferred Stock and (ii) one warrant (collectively, the “Warrants”) to purchase up to 25 shares of common stock, par value $0.00001 per share (the “Common Stock”) of the Company.  The Units are being offered and sold by the Company pursuant to an Amended and Restated Underwriting Agreement, dated August 22, 2013, by and between the Company and Global Hunter Securities, LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”), and pursuant to a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-186076), as supplemented by that certain prospectus supplement dated August 22, 2013 (the “Prospectus Supplement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined such certificates, documents and corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Warrants have been duly issued and delivered in accordance with the terms of the Warrant Agreement, dated July 24, 2013, by and between the Company and Broadridge Corporate Issuer Solutions, Inc. relating to such Warrants, the authorization and approval of the Board of Directors of the Company related to such Warrants and in accordance with the terms of the Underwriting Agreement, against payment (or delivery) of the consideration therefor provided for therein and the cancellation of the indebtedness as set forth in the Prospectus Supplement, then such Warrants will be valid and binding obligations of the Company.

Red Mountain Resources, Inc.
August 23, 2013

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.           We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York.

B.           The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

C.           This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus dated February 1, 2013, Preliminary Prospectus Supplement dated June 24, 2013 and the Prospectus Supplement dated August 22, 2013, under the caption “Legal Matters,” each forming a part of the Registration Statement.

Red Mountain Resources, Inc.
August 23, 2013

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.